Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	August 9, 2018

Footnotes to Form 4

(1)  This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); Dinan Management, L.L.C. (“Dinan Management”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); Matthew Bonnano; David Magid; and William Vrattos.

(2)  Represents 10,579 shares paid to York Capital, 13,453 shares paid to York Credit Opportunities, 14,456 shares paid to York Credit Opportunities Master, 15,532 shares paid to York Multi-Strategy, and 2,888 shares paid to York European Fund, in each case, by the Issuer as the drawdown fee pursuant to that certain Backstop Agreement, dated April 11, 2018, by and between YGA and the Issuer, as amended on August 3, 2018 (the “Backstop Agreement”) (filed by YGA as Exhibit 10.15 to Amendment No. 4 to Schedule 13D on August 13, 2018), entered into in connection with a private offering by the Issuer of Series A Preferred Stock (the “Series A Convertible Preferred Stock”) and warrants.

(3) Represents 10,144,768 shares directly held by York Capital (including 903,792 shares issuable pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones), 12,903,716 shares directly held by York Credit Opportunities (including 1,151,792 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 8,940,151 shares held directly held by York Select Strategy Master Fund, L.P. (including 778,729 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 13,849,187 shares directly held by York Credit Opportunities Master (including 1,220,839 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 2,766,610 shares directly held by York European Fund (including 243,887 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 14,879,467 shares directly held by York Multi-Strategy (including 1,311,664 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4)  YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities Master and York Multi-Strategy; Select Domestic Holdings, LLC, which in turn is the general partner of York Select Strategy Master Fund L.P.; York European Holdings, which in turn is the general partner of York European Fund; and York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.

(6) Subject to certain adjustments as specified in the Certificate of Designations, filed by YGA as Exhibit 10.16 to Amendment No. 4 to Schedule 13D on August 13, 2018 (the “Certificate of Designations”).

(7)  Represents 1,885 shares Series A Preferred Stock issued  to York Capital (including 1,848 purchased for $1,000 per share and 37 paid as the Origination Fee), 2,397 shares of Series A Preferred Stock issued to York Credit Opportunities (including 2,350 purchased for $1,000 per share and 47 paid as the Origination  Fee),  2,577 shares of Series A Preferred Stock issued to York Credit Opportunities Master (including 2,526 purchased for $1,000 per share and 51 paid as the Origination Fee), 2,768 shares of Series A Preferred Stock issued to York Multi-Strategy Master (including 2,714 purchased for $1,000 per share and 54 issued as an Origination Fee), and 515 shares of Series A Preferred Stock issued to York European Fund (including 505 purchased for $1,000 per share and 10 paid as the Origination Fee), in each case, pursuant to that certain Series A Preferred Convertible Stock Purchase Agreement, by and between YGA and the Issuer, dated as of August 3, 2018, filed by YGA as Exhibit 10.18 to Amendment No. 4 to Schedule 13D on August 13, 2018 (the “Purchase Agreement”), and in connection with the Backstop Agreement,

(8) Convertible initially into 1,352,267 shares of Common Stock, which represents: 251,333 shares issuable to York Capital upon conversion, 319,600 shares issuable to York Credit Opportunities upon conversion, 343,600 shares issuable to York Credit Opportunities Master upon conversion, 369,067 shares issuable to York Multi-Strategy upon conversion, and 68,667 shares issuable to York European Fund upon conversion, in each case, subject to adjustments, including for dividends, as specified in the Certificate of Designations.

(9) The Issuer has the option to convert all, but not less than all shares of Series A Preferred Stock into shares of Common Stock at a conversion price of $7.50 per share, subject to adjustments as specified in the Certificate of Designations, on any date on which the volume weighted average trading price of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of $7.50 per share, subject to adjustments and certain terms and conditions.  The Issuer must convert all shares of Series A Preferred Stock into shares of Common Stock at a conversion price of $7.50, subject to adjustments, on the earlier of (i) 10 business days following a FID Event (as defined in the Certificate of Designations) and (ii) August 9, 2028, in each case, subject to adjustments as specified in the Certificate of Designations.

(10) Subject to certain adjustments as specified in the Warrant Agreement, by and between YGA and the Issuer, filed by YGA as Exhibit 10.17 to Amendment No. 4 to Schedule 13D on August 13, 2018 (the “Warrant Agreement”).

(11) Represents 28,724 warrants issued to York Capital; 36,528 warrants issued to York Credit Opportunities; 39,252 warrants issued to York Credit Opportunities Master; 42,173 warrants issued to York Multi-Strategy; and 7,841 warrants issued to York European Fund; in each case, with the shares of Series A Preferred Stock pursuant to the Purchase Agreement and in connection with the Backstop Agreement.

(12) Exercisable by holder before on August 9, 2021.  Prior to such date, the Issuer can force mandatory exercise if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the 90 prior trading days is equal to or greater than 175% of $7.50 per share of Common Stock, subject to adjustments as specified in the Warrant Agreement.

(13) Exercisable initially into an equal number of shares of Common Stock, subject to adjustments as specified in the Warrant Agreement.

(14) The warrants were issued with the Series A Preferred Stock for no additional consideration.